Exhibit 99.1

Union First Market Bankshares Elects New Board Member

Richmond, Va., April 30, 2013 – Thomas P. Rohman was elected to the Board of Directors of Union First Market Bankshares Corporation, the holding company for Union First Market Bank.

“It is important to have leaders with a diverse set of skills to serve on the Board of Directors to help guide Union First Market Bankshares on its path to build the next great Virginia bank. Following the recent retirements, we wanted to bring additional legal expertise to the board’s broad and diverse skill set,” said Ronald L. Hicks, Chairman of the Board of Union First Market Bankshares.

Rohman, 58, is a partner at McGuireWoods, serves on the firm’s board of partners and chairs the firm’s business tax group. He has been with McGuireWoods since 1983. Rohman is vice chairman of the Board of Directors for FeedMore, Inc., a member of the Board of Trustees of the Virginia Commonwealth University Foundation and a member of the advisory board of the Memorial Foundation for Children. He is a former member of the Board of Directors of First Market Bank, FSB. He graduated from the University of Notre Dame with a BBA in Accounting, received his Juris Doctorate from the Michigan State University College of Law and received his LLM in Taxation from the New York University School of Law.

Rohman will serve on the Nominating and Corporate Governance Committee and stand for reelection at the next annual meeting.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ:UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com.

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications